Exhibit 99.1

Capnia Appoints Edward Ebbers as Chief Commercial Officer

REDWOOD CITY, Calif., April 13, 2015 — Capnia, Inc. (Nasdaq:CAPN), focused on the development of novel products based on its proprietary technologies for precision metering of gas flow, today announced the appointment of Edward Ebbers as Chief Commercial Officer, effective today. Mr. Ebbers will be responsible for leading Capnia’s commercial organization, including managing the ongoing commercial rollout of the Company’s lead product, CoSense®.

Mr. Ebbers brings over 35 years of commercial operations leadership in the medical device and life science industries to Capnia, with a proven track record in planning, building and leading integrated sales and marketing teams, and commercializing medical device and pharmaceutical products worldwide. With special expertise in developing and implementing comprehensive strategies that support new product adoption, Mr. Ebbers brings in-depth experience to increase awareness and visibility among key medical opinion leaders, as well as medical and consumer media. His appointment strengthens the executive leadership team, adding significant commercial, operational, and product development knowledge.

“Edward’s wealth of experience in commercializing and marketing innovative medical and diagnostic technologies, combined with strong planning and leadership skills, strengthen the management team at a key time in our growth and development as a company,” said Anish Bhatnagar, M.D., Chief Executive Officer of Capnia. “We look forward to his contributions to the team as we continue to implement and refine our CoSense commercialization strategy, making this important product widely available and realizing its full market potential. In particular, his experience in leading device commercialization in the field of neonatology will be invaluable.”

“It’s a privilege to join the Capnia team during this important time as we continue to commercialize CoSense,” said Mr. Ebbers. “I’m excited about the opportunity we have to truly help newborns and all other patients with hemolytic conditions. I look forward to being an integral part of the management team and to leveraging my commercial and strategic planning expertise to maximize Capnia’s commercial operations.”

Prior to joining Capnia, Mr. Ebbers served as Vice President, Worldwide Marketing, Ophthalmology Products at Clarity Medical Systems where he led the marketing of Retcam, a diagnostic device to detect retinopathy of prematurity in newborns. He also led the launch of HOLOS IntraOp, a device that provides real-time refractive information aimed at improving outcomes from cataract surgery. Prior to this, he served as Chief Commercial Officer and Director of Clinical Research at Serene Medical, where he was responsible for product development, commercial plan formulation, implementation of clinical programs and regulatory planning in support of commercial launch for a tension headache relief product. Before joining Serene Medical he served as Vice President, Worldwide Marketing and Sales at Zeltiq Aesthetics where he was the chief architect of launch planning, implementation, physician opinion leader development, physician and consumer research, and led the successful market introduction of CoolSculpting™, an innovative, FDA-cleared procedure to non-invasively reduce fat. Mr. Ebbers joined Zeltiq in 2006 from Thermage, Inc. where he held the positions of Vice President, Strategic Planning and Business Development and Vice President, Marketing and Sales. Previously, he held various marketing and sales roles of increasing responsibility at Penederm, Inc., Syntex Laboratories, and Riker Laboratories/3M. He holds a Bachelor of Business Administration from the University of Wisconsin and a Master of Business Administration from the University of Minnesota.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and clinical trials and that measuring ETCO may be an effective way to identify pathological hemolytic conditions.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2015, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

About Capnia

Capnia, Inc. develops and commercializes novel products based on its proprietary technologies for precision metering of gas flow. Capnia’s lead product CoSense® is based on the Sensalyze™ Technology Platform. It is a portable, non-invasive device that rapidly and accurately measures carbon monoxide (CO) in exhaled breath. CoSense has 510(k) clearance for sale in the U.S. and has received CE Mark certification for sale in the European Union. CoSense is used for the monitoring of CO from internal sources (such as hemolysis, a dangerous condition in which red blood cells degrade rapidly), as well as external sources (such as CO poisoning and smoke inhalation). The initial target market is newborns with jaundice that are at risk for hemolysis, comprising approximately three million births in the U.S. and European Union. Capnia’s proprietary therapeutic technology uses nasal, non-inhaled CO2 and is being evaluated to treat the symptoms of allergies, as well as the trigeminally mediated pain conditions such as cluster headache, trigeminal neuralgia and migraine.

CONTACT:	Capnia Contact:

David O’Toole
Chief Financial Officer
Capnia, Inc.
650) 353-5146
dotoole@capnia.com

Investor Relations Contact:

Michelle Carroll/Susie KimArgot Partners
212) 600-1902
michelle@argotpartners.comsusie@argotpartners.com

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